UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2014

Commission File Number 001-31921
Compass Minerals International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	36-3972986
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

9900 West 109th Street
Suite 100
Overland Park, KS 66210
(913) 344-9200
(Address of principal executive offices, zip code and telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Named Executive Officer

On July 8, 2014, Compass Minerals, Inc, (the “Company”) announced that an agreement has been reached with Mr. Rodney Underdown, Chief Financial Officer, under which he will depart the Company on December 31, 2014 (the “Termination Date”), to pursue other professional opportunities. The announcement was contained in a press release, which is attached as Exhibit 99.1 to this Form 8-K.

While the Company’s external search for a new CFO is underway, Mr. Underdown will continue serving as Chief Financial Officer, the principal financial officer and principal accounting officer.  Once the CFO is named, Mr. Underdown will remain available to the Company until December 31, 2014 to assist with a transition of his responsibilities.

This agreement and departure did not result from any disagreements regarding the Company’s operations, financial reporting or accounting policies, procedures, estimates or judgments.

(e)	Material Compensatory Plan, Contract or Arrangement

The Company has entered into a severance agreement (the “Severance Agreement”) with Mr. Underdown, which provides, among other things, a total severance amount  of $832,240.00 payable in two installments, COBRA payments for 18 months and reimbursement of premiums paid for an executive disability policy for 24 months.  Mr. Underdown will be eligible to receive his 2014 annual performance based incentive compensation, subject to the attainment of performance objectives under the plan.  Mr. Underdown will forfeit all unvested equity grants as of the Termination Date.

The description of the Separation Agreement contained in this Form 8-K is not intended to be complete, and is qualified in its entirety by reference to the complete text of the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit No.	Document
10.1	Severance Agreement dated July 7, 2014
99.1	Press Release dated July 8, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 8, 2014	COMPASS MINERALS INTERNATIONAL, INC.

	By:	/s/ Steven N. Berger
	Name:	Steven N. Berger
	Its:	Senior Vice President, Corporate Services